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                                                                   EXHIBIT 10.33

                               RETENTION AGREEMENT

        This Retention Agreement (the "Agreement") is made and entered into as of February 5, 1999 (the "Effective Date"), by and between General Magic, Inc., a Delaware corporation (the "Company"), and Kevin J. Surace (the "Executive").

        1. TERM OF RETENTION PERIOD. This Agreement shall become effective as of the Effective Date and shall continue until the earlier of the date the Company terminates the Executive without cause (as defined in Section 5 below) or the date occurring six (6) months after the Effective Date (the "Term Date"). For purposes of this Agreement, Executive may elect to treat his removal from the position of Executive Vice President for other than cause as a termination without cause. During the term of this Agreement, the Executive agrees that he will not seek or accept employment with an employer other than the Company. The Company and the Executive may extend the term of this Agreement upon such terms as they mutually agree.

        2. POSITION AND DUTIES. During the term of this Agreement, the Executive shall continue to be employed by the Company in his current position at his current salary rate. During the term of this Agreement, the Executive agrees to devote his full business time, energy and skill to his duties at the Company. These duties will include the duties described in Exhibit 1 attached hereto and any other duties consistent with his position which may reasonably be assigned to Executive from time to time.

        3. ACCELERATION OF VESTING OF STOCK OPTIONS. The Company granted the Executive a total of four (4) stock options on December 12, 1996 and April 17, 1997 (Option Numbers 001285, 001286, 001391 and 001392) (the "Options"). As
of the date hereof, approximately 62,968 shares subject to Option Number 001285 are unvested, approximately 5,781 shares subject to Option Number 001286 are unvested, approximately 9,772 shares subjection to Option Number 001391 are unvested, and approximately 29,603 shares subject to Option Number 001301 are unvested. The vesting of the shares subject to such Options shall be accelerated as follows:

                (a) If, after the Effective Date, the Company concludes an agreement with an Internet portal company to provide the Portico service, or a subset of that service, to users of its web site on terms acceptable to the Board of Directors of the Company, then a total of 60,000 of the unvested shares subject to Option Numbers 001285, 001286, 001391 and 001392 shall become vested as of the date of the execution of such an agreement by the Company.

                (b) On the Term Date, an additional 48,124 unvested shares subject to the Options (or, if lesser, the aggregate number of unvested shares subject to the Options) shall become vested.

                (c) The Executive acknowledges that to the extent that either Option was an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, the acceleration of vesting described above may cause the exercise of such Option to be treated as the exercise of a nonstatutory stock option to the extent required by Section 422. The Executive is encouraged to consult with his own tax advisor regarding the tax treatment of his Options.



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        4.      BONUS. On the Term Date, the Company shall pay the Executive a bonus in an amount such that the net payment retained by the Executive, after withholding of any applicable federal and state income taxes (at 39.60% and 5.62% respectively) and any applicable employment taxes, shall be equal to $200,000.

        5. CONDITION TO RECEIPT OF BONUS AND ACCELERATION OF VESTING. Executive shall be entitled to the acceleration of vesting of the Options pursuant to Section 3(b) and receipt of the bonus described in Section 4 unless, prior to the Term Date, the Executive voluntarily terminates his employment with the Company or the Company terminates Executive's employment for cause. For purposes of this Agreement, "cause" shall mean any of the following: (a) Executive's theft of any Company property or intentional falsification of any employment or Company records, (b) Executive's improper disclosure of the Company's confidential, business or proprietary information, (c) Executive's consistent failure, as determined by the Board of Directors, to perform the duties of his position, provided that the Executive is first given a written warning detailing the failure of performance and does not correct such failure within fifteen (15) days of his receipt of the warning, (d) Executive's acceptance during the term of this Agreement of employment with an employer other than the Company or any successor thereto, or (e) Executive's conviction (including any plea of guilty or nolo contendere) for a felony or other crime involving moral turpitude which impairs the Executive's ability to perform his duties for the Company.

        6. DEATH OR DISABILITY. In the event of the death or disability of the Executive during the term of this Agreement, Executive or his estate, as applicable, shall be entitled to the acceleration of the vesting of the Options pursuant to Section 3(b) and receipt of the bonus described in Section 4 on a pro-rated basis from the Effective Date through the date of such death or the commencement of a disability. For purposes of this Agreement, "disability" shall mean the Executive's inability, as determined by a qualified physician acceptable to the Company, to perform the essential duties of his position for a period of sixty (60) consecutive days by reason of a physical or mental illness, injury or disease.

        7. CHANGE OF CONTROL. Executive shall be entitled to the acceleration of vesting of the Options pursuant to Section 3(b) and receipt of the bonus described in Section 4, effective ten (10) days prior to a change of control. For purposes of this Agreement, "change of control" shall mean the occurrence of any of the following events: (a) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange; (b) a merger in which the stockholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger; or (c) the sale, exchange, or transfer (including, without limitation, pursuant to a liquidation or dissolution) of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one (1) or more corporations where the stockholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).



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        8.      CONFIDENTIALITY. The Executive acknowledges and agrees that the fact, terms and conditions of this Agreement, as well as the discussions that led to this Agreement (collectively referred to as "the Retention Information"), are confidential, and that the Executive shall not disclose the Retention Information or any part thereof, to any person or entity, except to his spouse, his attorney, and his accountant, provided that such person agrees to be bound by the terms of this confidentiality provision.

        9.      MISCELLANEOUS PROVISIONS.

                (a) APPLICABLE LAW. The Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

                (b) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

                (c) NOTICES. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                (d) SEVERABILITY. In the event that any provision of this Agreement shall be found unenforceable by a mediator, an arbitrator or a court of competent jurisdiction, the parties hereto shall determine a reasonable modification to such provision to the extent necessary to allow enforceability of the provision. If a modification of the provision is not satisfactory in the judgment of such mediator, arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

                (e) MEDIATION AND ARBITRATION. In the event of any dispute or claim relating to or arising out of this Agreement, the Executive and the Company agree to mediate such dispute or claim with a mediator acceptable to both parties. In the event that the parties do not resolve such dispute or claim pursuant to mediation within sixty (60) days, the parties hereby agree that all such disputes and claims shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in Santa Clara County, California in accordance with AAA's National Employment Dispute Resolution rules as those rules are currently in effect, and not as those rules may be modified in the future. The Executive and the Company hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation of the Company's property, including, but not limited to, its trade secrets or proprietary information.




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                (f)     COUNTERPARTS. This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                (g) INTEGRATED AGREEMENT. This Agreement, the agreements between the Company and the Executive evidencing the Options, and the Proprietary Rights and Information Agreement between the Company and the Executive constitute the entire understanding and agreement of the Executive and the Company with respect to the subject matter contained herein and therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Executive and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.

                (h) MODIFICATION. This Agreement may only be modified or amended by a written agreement signed by the Executive and the Company.


        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.


                                        GENERAL MAGIC, INC.

                                        By: /s/ Steven Markman
                                           -------------------------------------

                                        Title: Chairman, CEO and President
                                               ---------------------------------


                                        EXECUTIVE:

                                        /s/ Kevin J. Surace
                                        ----------------------------------------
                                        Kevin J. Surace


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                                    EXHIBIT 1

                         MANAGEMENT BUSINESS OBJECTIVES


1. Manage the Company's Business Development, Sales and Advanced Development functions in accordance with the Executive's current responsibilities and duties as Executive Vice President.

2.      Assist the CEO in raising at least $20 million from strategic partners.

3.      Improve communications:

        a. Consciously and consistently communicate support of the Company and its management team through departmental meetings and one-on-one conversations.

        b. Ensure visibility of all deals and sales forecasts at Executive Staff meetings.

        c. Communicate with existing program teams about issues affecting their products and decisions needed in support of sales to partners.

4.      Broaden relationships between partners and the Company:

        a. Introduce key executives to existing partners to ensure smooth transition from presales to post sales support.

        b. Grow Business Development staff with high-powered sales executives to increase deal flow.